Exhibit 99.2

745 Seventh Avenue New York, NY 10019 United States

May 15, 2015

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated March 8, 2015, to the Board of Directors of RTI International Metals, Inc. (the “Company”), as an Annex to the proxy statement/prospectus that forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Alcoa Inc. (“Alcoa”), as filed by Alcoa on May 15, 2015 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Alcoa and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings (a) “Summary—Barclays Capital Inc. Has Provided an Opinion to RTI’s Board of Directors Regarding the Merger Consideration,” (b) “Risk Factors,” (c) “The Merger—RTI Reasons for the Merger; Recommendation of the RTI Board of Directors,” (d) “The Merger—Background of the Merger,” (e) “The Merger—Opinion of Barclays Capital Inc.,” (f) “The Merger—Certain RTI Financial Projections” and (g) “Annexes—Opinion of Barclays Capital Inc.”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Raymond Raimondi
Name:	Raymond Raimondi
Title:	Managing Director